Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Patricia Figueroa	Christa Zipf
(212) 836-2758	(212) 836-2605
Patricia.Figueroa@arconic.com	Christa.Zipf@arconic.com

Arconic Completes Early Redemption of 5.72% Notes Due 2019

NEW YORK, March 7, 2018 - Arconic Inc. (“Arconic” or the “Company”) (NYSE: ARNC) announced today that it has completed the previously indicated early redemption of all of its 5.72% Notes due 2019 (the “Notes”) in the aggregate principal amount of $500,001,000. Holders of the Notes were paid $1033.60 per $1,000.00 aggregate principal amount of the Notes, or an aggregate of $516.8 million, plus accrued and unpaid interest up to, but not including, the redemption date.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.